EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123759) of The Goodyear Tire & Rubber Company of our report dated May 26, 2015 relating to the financial statements and schedule of the Goodyear Dunlop Tires North America, Ltd. Employee Savings Plan for Bargaining Unit Employees, which appears in this Form 11-K.

/s/ Bober, Markey, Fedorovich & Company
Akron, Ohio

June 2, 2015